Exhibit 5.2
1401 Lawrence Street, Suite 2300, Denver, CO 80202 - (303) 572-9300

May 14, 2020

Board of Directors
First Interstate BancSystem, Inc.
401 North 31st Street
Billings, Montana 59116

Ladies and Gentlemen:

We have acted as counsel to First Interstate BancSystem, Inc., a Montana corporation (the “Company”), in connection with the Underwriting Agreement, dated May [13], 2020 (the “Underwriting Agreement”), among the Company, First Interstate Bank and Piper Sandler & Co., relating to the proposed issuance by the Company of $100,000,000 aggregate principal amount of the Company’s 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”), pursuant to the registration statement on Form S-3ASR (File No. 333-237226) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 16, 2020, under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are to be issued pursuant to an Indenture (the “Base Indenture”), to be entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, to be entered into by the Company and the Trustee (together with the Base Indenture, the “Indenture”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
For the purposes of this opinion letter, we have assumed that (i) the Trustee under the Indenture has and, upon execution of the Indenture, will have, all requisite power and authority under all applicable law and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture, upon its execution, against the Company, (ii) the Trustee has authorized, and will duly execute and deliver, the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture will constitute a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there will be no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture, and the conduct of all parties to the Indenture, upon its execution, has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are, have been and will be no agreements or understandings among the parties, written or oral, and there is, has been and will be no usage of trade or course of prior dealing among the parties (and no act or omission of any party), that would, in any such case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

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Polsinelli PC, Polsinelli LLP in California

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein). Insofar as the opinions expressed herein relate to or are dependent upon matters governed by Montana law, we have relied, without independent investigation, upon, and our opinions expressed herein are subject to all of the qualifications, assumptions and limitations expressed in, the opinion dated May 14, 2020 of Kirk D. Jensen, Executive Vice President, General Counsel of the Company, filed as Exhibit 5.1 to the Current Report on Form 8-K relating to the entry into the Underwriting Agreement.
Based upon, subject to and limited by the foregoing, we are of the opinion that the Notes have been duly authorized on behalf of the Company and that, following (i) receipt by the Company of the consideration specified in the Underwriting Agreement and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, upon its execution, the Notes will constitute valid and binding obligations of the Company.
This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the entry into the Underwriting Agreement, which Form 8-K will be incorporated by reference into the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion.
We hereby consent to the filing of this opinion as Exhibit 5.2 to the above-described Form 8-K and to the reference to Polsinelli PC under the caption “Validity of Notes” in the prospectus supplement dated May 13, 2020 to the prospectus dated March 16, 2020 that forms part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.
I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this opinion under the caption “Validity of Notes” in the prospectus supplement dated May [13], 2020 to the prospectus dated March 16, 2020 that forms part of the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Act. Polsinelli PC may rely on the opinion expressed herein, insofar as it relates to matters of Montana law, for purposes of delivering its legal opinion in connection with the validity of the Notes.

Very truly yours,

/s/ Polsinelli PC